Exhibit 3

Translation of the Bank Transaction Agreement

BANK TRANSACTION AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION

September 10, 2003

Borrower: Rakuten, Inc. [sealed]

Representative Director Hiroshi Mikitani

Address: 2-6-20 Nakameguro, Meguro-ku, Tokyo

Bank: Sumitomo Mitsui Banking Corporation [sealed]

(Transaction branch:                 Branch)

General Manager Kazuhide Fujii

Corporate Sales Division, [Branch Name], Sumitomo Mitsui Banking Corporation)

The Parties do hereby agree to the basic matters set forth below in regard to the bank transactions between the Parties hereto:

Article 1 (Scope of Application)

(1)	Unless otherwise agreed by the Parties, all the provisions of this Agreement shall be mutually applicable to loans on bills/notes, discounts of bills/notes, loans on deed, overdrafts, acceptances and guarantees, foreign exchange, derivative transactions, and any and all other bank transactions between the Parties.

(2)	Guarantee transactions where the Borrower has guaranteed bank transactions between the Bank and a third party shall be included in the bank transactions described in the preceding Paragraph.

(3)	Even in cases in which the Bank has, through the Bank’s transactions with any third party, acquired bills/notes drawn, endorsed, accepted, accepted by intervention, or guaranteed by the Borrower, all the provisions of this Agreement shall be applicable with regard to the performance of the Borrower’s obligations.

(4)	All the provisions of this Agreement shall be mutually applicable to various transactions between the Borrower and head and branch offices of the Bank.

Article 2 (Interest, Damages, etc.)

(1)	The rates of interest, discount charges, guarantee fees, commission fees, settlement fees and refunds thereof, as well as the timing and method of payment thereof shall be in accordance with what has been separately agreed between the Parties. Provided, however, that in the event of changes in the financial situation or any other reasonable causes, either party may request consultation with the other party with regard to making changes to these stipulations to a degree accepted as generally reasonable.

(2)	In the event that Borrower fails to perform any obligations which it owes the Bank, Borrower shall pay the Bank damages at the rate of 14% per annum for the amount payable. The calculation in this case shall be done on a per diem basis assuming a 365-day year.

Article 3 (Provision of Security)

(1)	In each of the following cases, the Borrower shall, upon the Bank’s demand, forthwith furnish the Bank with security or additional security or guarantors or additional guarantors as deemed appropriate by the Bank.

1.	In the case where security provided to the Borrower is affected by damage or loss, or its value has objectively reduced, for reasons not attributable to the Bank.

2.	In the case where there has occurred any one event set forth in each item of Article 5(1) or Article 5(2), with regard to the Borrower’s guarantors.

(2)	In the case where there is objectively deemed to have arisen reasonable cause as would necessitate the preservation of the Bank’s claims, and if the Bank makes a demand with a fixed reasonable period of time by specifying such cause in writing, the provisions of the preceding Paragraph shall apply.

Article 4 (Disposition of Security)

(1)	In the event that the Borrower has failed to perform its obligations to the Bank, the Bank may collect or dispose of the security by following procedures stipulated by law or in a manner, at a time, and for a price, etc. generally deemed appropriate, and also, regardless of the legal priority, may appropriate to the repayment of the Borrower’s obligations the remainder of the proceeds after deducting expenses. After appropriation of the proceeds to the repayment of the Borrower’s obligations, should the Borrower’s obligations remain, the Borrower shall immediately repay such to the Bank, and should there occur a surplus in proceeds, the Bank shall return such to the entitled party.

(2)	In the event that the Borrower has failed to perform its obligations to the Bank, the Bank may handle the Borrower’s movables, bills/notes, and other securities in the Bank’s possession, in the same manner as set forth in the preceding Paragraph.

Article 5 (Acceleration of Payment)

(1)	In the event that any one of the events set forth in the following items occurs to the Borrower, any and all obligations which the Borrower owes to the Bank shall automatically be accelerated even in the absence of notice or demand, etc. from the Bank, and the Borrower shall repay such obligations forthwith.

1.	In the event of suspension of payment or when a petition is submitted for bankruptcy, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of company arrangement or commencement of special liquidation.

2.	In the event that Borrower is subjected to clearinghouses’ disposition for suspension of business transactions.

3.	In the event an order or notice for provisional attachment, preservative attachment or attachment is dispatched with respect to the Borrower’s or its guarantor’s deposits or other credits with the Bank.

(2)	In the event that any one of the events set forth in the following items occur to the Borrower, upon the Bank’s demand, any and all obligations the Borrower owes the Bank shall be accelerated, and the Borrower shall immediately repay such obligations forthwith:

1.	In the event that the Borrower is in arrears in performing any part of its obligations to the Bank.

2.	In the event that attachment or commencement of the procedures for public auction are carried out with respect to the object of security.

3.	In the event that the Borrower violates any stipulations of agreement on transactions with the Bank.

4.	Other than the events set forth in the foregoing items, in the event where there is objectively deemed to have arisen a reasonable cause as would necessitate the preservation of the Bank’s claims.

(3)	In the event of delay in delivery or non-delivery of the demand set forth in the preceding Paragraph for reasons attributable to the Borrower such as failure to give notice of change of address and the like, said demand shall be deemed accelerated at the time such notice would normally have been received.

Article 6 (Repurchase of Discounted Bills/Notes)

(1)	In regard to the discounting of bills/notes, all bills/notes in the event that any one of the events set forth in the items of Article 5(1) occurs to the Borrower, or the bills/notes of which the principal obligor fails to make any payment due or any one of the events set forth in the items of Article 5(1) occurs to such principal obligor, the Borrower shall automatically become obligated to repurchase the discounted bills/notes at their face value, even in the absence of notice or demand, etc. from the Bank, and shall pay them forthwith.

(2)	In cases, other than in those set forth in the preceding Paragraph, where there is objectively deemed to have arisen a reasonable cause as would necessitate the preservation of the Bank’s claims pertaining to the discounted bills/notes, the Borrower shall immediately become obligated, upon the Bank’s demand, to repurchase the bills/notes at their face value, and shall pay them forthwith. If such demand is delayed or is not delivered due to causes set forth in Article 5(3), the Borrower shall become obligated for repurchase at the time when such demand should normally have been received.

(3)	Until the Borrower performs the obligations set forth in the preceding two Paragraphs, the Bank may exercise any and all rights as holders of the bills/notes.

(4)	In regard to the performance of repurchasing obligations, in the event that rights are not established pertaining to bills/notes due to flaws in required description on bills/notes or description which render the bills/notes invalid, or even in the event that rights pertaining to bills/notes are extinguished due to flaws in the rights preservation procedure, the Borrower shall be liable for the face value amount of bills/notes.

Article 7 (Setoff, etc. by Bank)

(1)	In the event that the Borrower must perform any obligations owed to the Bank due to the maturity, acceleration of payment, arising of the repurchasing obligations, arising of indemnity obligations, or other causes, the Bank may at any time set off against such obligations, the Borrower’s deposits and any other credits with the Bank, irrespective of the due dates thereof.

(2)	In the event that the Bank is able to effect a setoff as mentioned in the preceding Paragraph, the Bank may receive withdrawals from deposits in lieu of the Borrower, and may appropriate any such withdrawals to repayments of the Borrower’s obligations.

(3)	In the event that the Bank effects a setoff according to the provisions of the preceding two Paragraphs, the period of computation of interest on the credits and obligations, discount charges, settlement fees, and damages, etc. shall be up to the date such computation is carried out by the Bank. In the event that there are no separate agreements between the Parties, the rate of interest and other charges shall be in accordance with those reasonably fixed by the Bank, and the foreign exchange rate applicable thereto shall be the rate as of the time such computation is carried out by the Bank.

Article 8 (Setoff, etc. by Borrower)

(1)	Unless restriction on repayment prior to the due date is otherwise separately agreed upon by both Parties, the Borrower may set off against any of its obligations owed to the Bank, any of its deposits and other credits with the Bank that are due, even prior to the due dates of such obligations.

(2)	In the event that the Borrower effects a setoff pursuant to the preceding Paragraph pertaining to discounted bills/notes prior to the due dates thereof, the Borrower may effect a setoff by assuming the repurchasing obligations for the face value of its bills/notes. Provided, however, that the Borrower may not effect a setoff pertaining to bills/notes which are in the process of being re-transferred to a third-party.

(3)	In the event that the Borrower effects a setoff pursuant to the preceding two Paragraphs, notice of such setoff shall be in writing, and Borrower shall immediately submit to the Bank an instrument or book of the setoff deposits or other credits.

(4)	In the event that the Bank effects a setoff, the period of computation of interest on the credits and obligations, discount charges, settlement fees and damages, etc. shall be up to the date of receipt of notice of such setoff. In the event that there are no separate agreements between the Parties, the rate of interest and other charges shall be in accordance with those reasonably fixed by the Bank, and the foreign exchange rate applicable thereto shall be the rate as of the time such computation is carried out by the Bank.

Article 9 (Selection of Rights)

In the event that rights pertaining to bills/notes exist with regard to the Bank’s claims against the Borrower, the Bank may make a claim or effect a setoff, etc. based on either of its rights at its option.

Article 10 (Presentation and Delivery of Bills/Notes)

(1)	In the event of the case provided in Article 9, if the Bank effects a setoff as set forth in Article 7 without exercising the Bank’s rights on the bills/notes, the Bank need not simultaneously return any such bills/notes.

(2)	In the event that there exist bills/notes to be returned by the Bank to the Borrower following setoffs as set forth in Articles 7 and 8, the Borrower shall appear at the Bank to receive such bills/notes. Provided, however, that such bills/notes which have not reached their maturity may be collected as such by the Bank.

(3)	In cases in which the Bank effects a setoff as set forth in Article 7 by exercising the Bank’s rights on the bills/notes, the Bank need not present nor deliver any such bills/notes [to the Borrower] in the cases enumerated below. As for the Borrower’s receiving such bills/notes, the provisions of the preceding Paragraph shall apply mutatis mutandis:

1.	When the Borrower’s whereabouts are not apparent to the Bank,

2.	When the Borrower has designated the Bank as the place of payment for such bills/notes,

3.	When there is reasonable cause that it is objectively deemed difficult to send the bills/notes,

4.	When it is deemed unavoidable to dispense with presentation or delivery of the bills/notes for such reasons as use for collection, etc.

(4)	In the event that any of the Borrower’s obligations that are due for immediate performance still exist after a setoff has been effected as provided for in Articles 7 and 8, and there also exist obligors on the bills/notes besides the Borrower, the Bank may retain such bills/notes, and may handle them in accordance with Article 4.

Article 11 (Designation of Appropriation by Bank)

In the event there is a shortage in discharging all of the Borrower’s obligations to the Bank upon repayment or setoff as provided for in Article 7, the Bank may make the appropriate in such order and manner as the Bank deems proper, and the Bank shall notify the Borrower of such in writing. In this event, the Borrower shall not object to such appropriation.

Article 12 (Designation of Appropriation by Borrower)

(1)	In the event there is a shortage in discharging all of the Borrower’s obligations to the Bank upon setoff by the Borrower pursuant to Article 8, the Borrower may designate the order and method of appropriation by notifying the Bank of such in writing.

(2)	In the event the Borrower does not make a designation as provided for in the preceding Paragraph, the Bank may make appropriations in such order and manner as the Bank deems proper, by notifying the Borrower in writing of such, and the Borrower shall raise no objection to such appropriation.

(3)	In the event that the designation as provided for in Paragraph (l) is likely to interfere with the preservation of the Bank’s claims, the Bank may, upon objecting thereto in writing without delay, make appropriations in such order and manner as the Bank designates, taking into consideration such factors as whether or not the obligations are secured or guaranteed, the extent of coverage by such security or guarantee, the degree of difficulty to dispose of such security, the due dates of the obligations, the prospects for clearance of discounted bills/notes, etc.

(4)	In the event the Bank effects appropriation pursuant to the preceding two Paragraphs, the Bank may designate the order and manner thereof on the assumption that the Borrower’s obligations which are not yet due have become due, that the Borrower has assumed the obligation to repurchase the discounted bills/notes that are not yet due, and/or that the Borrower has assumed in advance the indemnity obligations with regard to acceptances and guarantees.

Article 13 (Risk, Hold Harmless Clause, Etc.)

(1)	In the event bills/notes which the Borrower has drawn, endorsed, accepted, accepted by intervention or guaranteed, or instruments which the Borrower has submitted to the Bank are lost, destroyed, damaged or delayed in arrival due to unavoidable circumstances such as disturbances, calamities, accidents during transit, etc., the Borrower shall repay its obligations according to the records on the Bank’s books, vouchers, etc. Furthermore, upon the Bank’s demand, the Borrower shall forthwith submit to the Bank substitute bills/notes or instruments, etc. The Borrower shall be liable for any damage arisen in such cases, except for where such damage was due to causes attributable to the Bank.

(2)	In the event that security which the Borrower has furnished to the Bank is damaged due to unavoidable circumstances as set forth in the preceding Paragraph, the Borrower shall be liable for any damage arisen in such cases, except for where such damage was due to causes attributable to the Bank.

(3)	In the case where the Bank has verified with due care and deemed that the Borrower’s seal impression or signature on bills/notes or instruments is the same as the Borrower’s seal impression or specimen signature registered with the Bank, the Borrower shall be liable for any damage arising from forgery, alteration, wrongful use, etc. of bills/notes, instruments, seals and signatures, and shall be liable in accordance with the terms specified on such bills/notes or instruments.

(4)	The Borrower shall bear the expenses incurred in exercising or preserving the Bank’s rights against the Borrower, or in collecting or disposing of any security, and/or expenses required in the event the Borrower requests the Bank’s cooperation in the preservation of the Borrower’s rights.

Article 14 (Changes in Registered Items)

(1)	In cases of any change in the items registered with the Bank such as the Borrower’s seal, signature, name, trade name, representative, address, etc., the Borrower shall forthwith notify the Bank thereof in writing.

(2)	In case any notice given by the Bank or any documents, etc. sent by the Bank are delayed or fail to reach the Borrower due to causes attributable to the Borrower, such as the Borrower’s failure to notify the Bank as set forth in the preceding Paragraph, such notices or documents, etc. shall be deemed received at the time they normally would have been received.

Article 15 (Report and Investigation)

(1)	The Borrower shall periodically submit to the Bank copies of its balance sheets, profit and loss statements, and/or other documents showing the Borrower’s financial status.

(2)	Within the scope necessary for the Bank’s inspection pertaining to the Borrower’s assets, management, or state of business, upon the Bank’s demand, the Borrower shall submit documents or reports or provide assistance.

(3)	In cases in which a material change has occurred pertaining to the Borrower’s assets, management or state of business, the Borrower shall forthwith submit to the Bank reports thereof.

Article 16 (Termination)

In the case where the Borrower has no obligations to the Bank under this Agreement, the Borrower may terminate this Agreement at any time upon written notice to the Bank.

Article 17 (Governing Law and Jurisdiction)

(1)	This Agreement and the various transactions hereunder shall be governed by the laws of Japan.

(2)	In the event that the institution of a lawsuit in connection with transactions hereunder becomes necessary, the court having jurisdiction in the locale where the head office or branch office of the Bank is situated shall be the competent court.